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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to 1998 Director Stock Option Plan of Genzyme Corporation for the registration of 250,000 shares of Genzyme General Division common stock, 200,000 shares of Genzyme Biosurgery Division common stock and 150,000 shares of Genzyme Molecular Oncology Division common stock of our report dated February 22, 2000, with respect to the consolidated financial statements of GelTex Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Boston, Massachusetts
January 11, 2002